Exhibit 99.1

SOURCE: Advantage Marketing Systems, Inc.

CONTACT: Suzanne Smith
         405/419-4955

     Advantage Marketing Systems Announced Expected September launch of the
                    AM-5000(TM) Energy & Weight loss Solution

                  Product sampling results by associates at the
                    National Convention surpass expectations

OKLAHOMA CITY, OK, August 23, 2004 - Advantage Marketing Systems, Inc., (Amex:
AMM), announced at its National Convention in Oklahoma City, August 20 - 21, the September launch of a much anticipated energy & weight loss solution. In development since November 2003, AM-5000(TM) is a naturally sourced proprietary formula targeting energy/anti-fatigue and weight loss in one complete product.

AM-5000(TM) is a serious high energy weight loss solution targeted toward people who are serious about losing or maintaining weight, feeling great and desiring a sustained uplifting energy throughout their day.

AM-5000(TM) is targeted at the weight loss industry where it has been estimated that over 175 million Americans are overweight, of which 30% are obese, not including 7 million children who are also classified as obese. Our intent is the development of a mass market appeal product that is equally attractive to individuals interested in losing weight and/or eliminating fatigue all in one formula.

"We have been focused on delivering to the market a one-of-a-kind naturally sourced product that will fill a large void for an energy and anti-fatigue weight management product. We have the potential to redefine a large category in the wellness industry that has both domestic and international appeal," said AMS President, David D'Arcangelo. "The National Convention included sampling by our associates which resulted in overwhelming results throughout the two-day event. We believe that AM-5000(TM) could make a significant contribution to sales and profitability in 2005."



About Advantage Marketing Systems, Inc.
Advantage Marketing Systems, Inc., sells more than 60 natural nutritional supplements, weight management products, and natural skincare including the world's number-one all-natural stress reliever, Prime One, through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com

                                      ****

Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates," "believes," "expects," "may," "will," or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.